Exhibit 99.1
CONTACTS: 408-995-5115
Media Relations: Bill Highlander, Ext. 1244
Investor Relations: Karen Bunton, Ext. 1121
Lisa Poelle, Ext. 1285
CALPINE REPORTS SECOND QUARTER 2005
FINANCIAL AND OPERATING RESULTS
     (SAN JOSE, CALIF.) /PR Newswire – First Call/ August 3, 2005 – Calpine Corporation [NYSE:CPN] reported financial and operating results for the three and six months ended June 30, 2005. A conference call, set for 8:30 a.m. PDT today, will be accompanied by a comprehensive presentation of the second quarter results. The presentation will be posted on Calpine’s investor relations page at www.calpine.com prior to the conference call.

	Second Quarter
	(unaudited)
	2005	2004
Megawatt-hours Generated (millions) (a)	20.0	20.1
Megawatts in Operation at June 30 (a)	26,599	25,085
Revenue (millions) (a)	$2,226.0	$2,215.4
Net (Loss) (millions)	$(298.5)	$(28.7)
Basic and Diluted (Loss) Per Share	$(0.66)	$(0.07)
Operating Cash Flow (millions)	$(124.7)	$185.2
EBITDA, as adjusted (millions) (b)	$215.1	$388.5
EBITDA, as adjusted, for non-cash and other charges (millions) (c)	$251.4	$446.2
Total Assets (billions)	$27.8	$27.4

(a)	From continuing operations.

(b)	Earnings Before Interest, Tax, Depreciation and Amortization, as adjusted; see attached Supplemental Data for reconciliation from net income.

(c)	See Supplemental Data for reconciliation from EBITDA, as adjusted.
     Peter Cartwright, Calpine president and CEO, said, “During the second quarter, spark spreads were mixed, and Calpine experienced several unplanned equipment outages in key power markets. Financial results were further impacted by power plant and development project asset impairments and service agreement cancellations, totaling just over $200 million. These were partially mitigated by approximately $129 million of income from repurchase of debt.
     “While results for the quarter were disappointing, Calpine continues to make significant progress in advancing our strategic initiative to de-lever our balance sheet and reduce interest expense and operating costs. In just over two months since our May rollout, Calpine has completed or announced over $2 billion of transactions toward attaining these goals, and since the beginning of the third quarter, we have lowered total debt by approximately $1.3 billion to $17.4 billion.
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CALPINE REPORTS SECOND QUARTER 2005 FINANCIAL AND OPERATING RESULTS

August 3, 2005
     “Although demand in the second quarter was dampened by mild weather, especially in April and May, since June we have seen strong demand for electricity and improving spark spreads in our major power markets,” continued Cartwright. “Our recently restructured long-term service arrangements with our major equipment manufacturers will advance Calpine’s program to lower operating costs, improve plant performance and enhance our major maintenance capabilities.”
2005 Second Quarter Financial Results
     For the three months ended June 30, 2005, Calpine reported revenue of $2.2 billion, representing an increase of 0.5% over the same period in the prior year. Including the discontinued operations discussed below, Calpine recorded a net loss per share of $0.66, or a net loss of $298.5 million, compared to a net loss per share of $0.07, or a net loss of $28.7 million, for the same quarter in the prior year.
     Included in the current quarter’s results are various non-routine items, which are discussed in more detail below and in the aggregate netted to a charge of $0.11 per share, consisting of impairment charges on two power plants in operation and three in development, cancellation charges to terminate several long-term service agreements, and a net gain on the repurchase of debt.
     For the three months ended June 30, 2005, Calpine’s average capacity in operation for consolidated projects increased by 10.9% to 25,566 megawatts. Generation volume was flat from the prior year as mild weather in April and May decreased demand, and Calpine also experienced forced outages at certain of its power plants. The company generated approximately 20.0 million megawatt-hours, which equated to a baseload capacity factor of 39.9%, and realized an average spark spread of $22.57 per megawatt-hour. For the same period in 2004, Calpine generated 20.1 million megawatt-hours, which equated to a baseload capacity factor of 45.0%, and realized an average spark spread of $20.62 per megawatt-hour.
     Gross profit decreased by $58.8 million to a loss of $31.5 million in the three months ended June 30, 2005, compared to the same period in the prior year. This change is due primarily to a $106.2 million impairment charge related to the sale of the Morris Power Plant, which sale was pending at the end of the quarter. Although total spark spread margin increased by $38.6 million period-to-period, it did not increase in line with the increases in transmission purchase expense, depreciation and interest expense associated with new power plants coming on line.
     During the three months ended June 30, 2005, financial results were positively impacted by $129.2 million of income recorded from repurchase of various issuances of debt and negatively impacted by $33.9 million in long-term service agreement cancellation charges. In addition, Calpine recorded $45.5 million in project development expense due to the write-off of three projects in suspended development. Interest expense increased $63.2 million between periods primarily due to an increase in the average interest rate and lower capitalization of interest expense as fewer plants were in active construction.
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CALPINE REPORTS SECOND QUARTER 2005 FINANCIAL AND OPERATING RESULTS

August 3, 2005
     Other expense was $25.8 million for the three months ended June 30, 2005, compared to other income of $179.5 million for the three months ended June 30, 2004. The net expense for the three months ended June 30, 2005, was due mainly to an impairment charge of $18.5 million related to the sale of Calpine’s investment in the Grays Ferry Cogeneration Facility in July 2005. Other income for the quarter ended June 30, 2004, included $171.5 million in pre-tax gains from the restructuring and sale of power purchase agreements for two of the company’s New Jersey plants, net of transaction costs and the write-off of unamortized deferred financing costs.
     The discontinued operations in the three months ended June 30, 2005, are a result of the sale of the Saltend Energy Centre and Calpine’s remaining domestic oil and gas exploration and production properties and assets. Both of these sales closed in July 2005. Discontinued operations for the three months ended June 30, 2004, also included the Lost Pines I Power Project and oil and gas sales in 2004. On August 3, 2005, Calpine will file a Form 8-K for the disposition of the Saltend Energy Centre. The Form 8-K will include a pro forma balance sheet as of March 31, 2005, and pro forma income statements for the three months ended March 31, 2005, and for the years ended December 31, 2004, 2003 and 2002, that will adjust for the effects of the sale of the Saltend Energy Centre, as well as the sale of Calpine’s remaining domestic oil and gas exploration and production properties and assets.
2005 Six-Months Results
     For the six months ended June 30, 2005, Calpine reported revenue of $4.3 billion, representing an increase of 4.2% over the same period in the prior year. Including the discontinued operations discussed below, Calpine recorded a net loss per share of $1.04, or a net loss of $467.2 million, compared to a net loss per share of $0.24, or a net loss of $99.9 million, for the same period in the prior year.
     Included in the six-months results are various non-routine items, which are discussed in more detail below and in the aggregate netted to a charge of $0.08 per share, consisting of impairment charges on two power plants in operation and three in development, cancellation charges to terminate several long-term agreements, and a net gain on the repurchase of debt.
     For the six months ended June 30, 2005, Calpine’s average capacity in operation for consolidated projects increased by 16.0% to 25,330 megawatts. The company generated approximately 40.1 million megawatt-hours, which equated to a baseload capacity factor of 40.6%, and realized an average spark spread of $22.61 per megawatt-hour. For the same period in 2004, Calpine generated 38.7 million megawatt-hours, which equated to a baseload capacity factor of 46.2%, and realized an average spark spread of $19.67 per megawatt-hour.
     Gross profit decreased by $24.8 million, or 34%, to $48.3 million in the six months ended June 30, 2005, compared to the same period in the prior year. This change is due primarily to a $106.2 million impairment charge related to the sale of the Morris Power Plant. Despite improvements in market fundamentals, total spark spread – which increased by $144.8 million, or 19%, in the six months ended June 30, 2005, compared to the same period in 2004 – did not increase in line with the increases in plant operating expense, transmission purchase expense, depreciation, and interest expense associated with new power plants coming on line.
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CALPINE REPORTS SECOND QUARTER 2005 FINANCIAL AND OPERATING RESULTS

August 3, 2005
     During the six months ended June 30, 2005, financial results were positively impacted by $150.9 million of income recorded from repurchase of various issuances of debt and negatively impacted by $33.9 million in long-term service agreement cancellation charges. In addition, Calpine recorded $45.5 million in project development expense due to the write-off of three projects in suspended development. Interest expense increased $142.3 million between periods primarily due to an increase in the average interest rate and lower capitalization of interest expense as fewer plants were in active construction.
     Other expense was $20.8 million for the six months ended June 30, 2005, compared to other income of $191.4 million for the six months ended June 30, 2004. The net expense for the six months ended June 30, 2005, was due mainly to an impairment charge of $18.5 million related to the sale of Calpine’s interest in the Grays Ferry Cogeneration Facility in July 2005. Other income for the six months ended June 30, 2004, included $171.5 million in pre-tax gains from the restructuring and sale of power purchase agreements for two of the company’s New Jersey plants, net of transaction costs and the write-off of unamortized deferred financing costs.
     The discontinued operations in the six months ended June 30, 2005, are a result of the July 2005 sales of the Saltend Energy Centre and Calpine’s remaining domestic oil and gas exploration and production properties and assets. Discontinued operations for the six months ended June 30, 2004, also included the Lost Pines 1 Power Project and oil and gas sales in 2004.
Strategic Initiative Update
     On May 25, 2005, Calpine launched a strategic initiative aimed at reducing debt and enhancing the company’s financial strength. The program is targeting debt reduction of approximately $3 billion by the end of 2005, $275 million of annual interest savings and approximately $200 million in annual operating cost reductions. During the second quarter, Calpine entered into negotiations for the proposed sale of two gas-fired power plants, representing approximately 600 megawatts of capacity.
     Subsequent to June 30, 2005, Calpine:
•	Sold all of its remaining domestic oil and gas exploration and production properties and assets for $1.05 billion, less adjustments, transaction fees and expenses, and less approximately $75 million to reflect the value of certain oil and gas properties for which the company was unable to obtain consents to assignment prior to closing. The company expects to receive the remaining consents in the near future. With the completion of this transaction, Calpine expects to record, subsequent to June 30, 2005, a pre-tax gain on the sale of assets of approximately $350.0 million;

•	Completed the sale of the 1,200-megawatt Saltend Energy Centre in Hull, England, generating total gross proceeds of $862.5 million, for an estimated pre-tax gain of $6 million. The two existing series of Redeemable Preferred Shares relating to the Saltend Energy Centre were redeemed in connection with the sale;
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CALPINE REPORTS SECOND QUARTER 2005 FINANCIAL AND OPERATING RESULTS

August 3, 2005
•	Reached an agreement with Siemens Westinghouse to restructure Calpine’s long-term relationship and service agreements. The restructuring provides greater operating and turbine maintenance flexibility for Calpine, resolves outstanding issues between the companies and provides an option to purchase extended warranties for Calpine turbines in construction and in storage;

•	Announced a 15-year Master Products and Services Agreement with General Electric International, Inc., which replaces the nine remaining long-term service agreements related to Calpine’s GE 7FA turbine fleet. Calpine will benefit from the ability to strengthen its major maintenance capabilities, improve power plant performance and lower operating costs;

•	Sold its 50% interest in the 175-megawatt Grays Ferry Cogeneration Facility for $37.4 million;

•	Completed the sale of the company’s 156-megawatt Morris Power Plant for approximately $84.5 million; and

•	Purchased approximately $138.9 million of its 9 5/8% First Priority Senior Secured Notes due 2014 under the terms of a tender offer.
Other Financing Transactions
     During the second quarter, Calpine completed the following financing transactions:
•	Issued $650.0 million of 7 3/4% Contingent Convertible Notes due 2015 in June 2005. The company, in July 2005, used a portion of the net proceeds to redeem the remaining $517.5 million outstanding of 5% HIGH TIDES III preferred securities, of which $115.0 million was held by Calpine. The company used the remaining net proceeds to repurchase a portion of the outstanding principal amount of its 8 1/2% Senior Unsecured Notes due 2011;

•	Received funding for Metcalf Energy Center, LLC’s $155.0 million offering of 5.5-Year Redeemable Preferred Shares and five-year, $100.0 million Senior Term Loan. A portion of the net proceeds was used to repay $50.0 million outstanding on the original Metcalf project financing, with the remaining net proceeds to be used as permitted by the company’s existing indentures.

•	Received funding for its $123.1 million, non-recourse project finance facility to complete the construction of the 79.9-megawatt Bethpage Energy Center 3. Approximately $55.0 million of the funding was used to reimburse Calpine for costs spent to date on the Bethpage 3 project. An additional amount of approximately $11.2 million will be released upon satisfying certain conditions. The balance of funds will be used for transaction expenses, the final completion of the project and to fund certain reserve accounts.
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CALPINE REPORTS SECOND QUARTER 2005 FINANCIAL AND OPERATING RESULTS

August 3, 2005
     Calpine ended the quarter with cash and cash equivalents on hand of approximately $636.2 million. In addition to this amount, the company’s current portion of restricted cash totaled approximately $993.9 million, including $402.5 million used in July 2005 to redeem the remaining HIGH TIDES III preferred securities held by third parties.
     During the three months ended June 30, 2005, Calpine repurchased Senior Notes in open market transactions totaling $479.8 million in principal. The company repurchased the Senior Notes for cash totaling $337.9 million plus accrued interest as follows (in thousands):

Senior Notes	Principal	Cash Payment
10 1/2% due 2006	$3,485.0	$2,753.2
7 5/8% due 2006	1,335.0	1,041.3
8 3/4% due 2007	3,000.0	1,665.0
8 1/2% due 2008	25,500.0	18,297.5
7 3/4% due 2009	35,000.0	20,865.0
8 5/8% due 2010	37,468.0	24,077.4
8 1/2% due 2011	374,000.0	269,154.8

Total repurchases	$479,788.0	$337,854.2

     Also, in June 2005, Calpine repurchased $94.3 million in aggregate outstanding principal amount of 6% Contingent Convertible Notes due 2014 in exchange for 27,539,826 shares of Calpine common stock. The company recorded a pre-tax loss of $7.9 million on the exchange, which includes the write-off of the associated unamortized deferred financing costs and unamortized original issue discount.
     For the three months ended June 30, 2005, the company recorded an aggregate pre-tax gain of $129.2 million on the above debt repurchases after the write-off of unamortized deferred financing costs and unamortized discounts.
Operations Update
     During the second quarter Calpine experienced planned (4.7 million megawatt-hours) and unplanned (2.6 million megawatt-hours) outages that significantly impacted operations. Several major power plants were off-line in Calpine’s key power markets, including California, Arizona, Texas and New England. These extended forced outages were primarily related to equipment failure, which the company has since resolved.
     Also during the second quarter, Calpine:
•	Generated 20.0 million megawatt-hours for the quarter, slightly lower than 2004 levels;

•	Operated its gas-fired power plants with an average baseload heat rate of 7,294 million British thermal units per kilowatt-hour, compared to 7,265 in 2004;
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CALPINE REPORTS SECOND QUARTER 2005 FINANCIAL AND OPERATING RESULTS

August 3, 2005
•	Reduced total plant operating expense (based on a trailing 12-month period ending June 30, at an assumed 70% capacity factor) to $4.95 per megawatt-hour from $5.41 per megawatt-hour in 2004;

•	Operated its natural gas-fired and geothermal power plants with an average availability of 89.0%, compared to 88.9% in 2004;

•	Started-up the 600-megawatt Metcalf Energy Center for the Northern California power market. Metcalf is the first large power plant in Silicon Valley. It will be the cornerstone of energy supply and reliability for the region;

•	Placed Phase I (300 megawatts) of the Fox Energy Center into operation. The new, natural gas-fired, combined-cycle power plant, located in Wisconsin, is providing approximately 150 megawatts of capacity to Wisconsin Public Service Corporation, with the remainder available for sale into the region’s wholesale power market; and

•	Pledged to reduce its greenhouse gas (GHG) efficiency-based emissions rate (pounds of GHG emitted per megawatt-hour of electricity generated) by 4% from 2003 levels. Compared to the average fossil-fueled power plant in the United States, Calpine’s combined-cycle, natural gas-fired units on average release nearly 54% less carbon dioxide – the principal greenhouse gas.
     Subsequent to June 30, 2005, Calpine:
•	Entered into agreements with GE Energy (GE) to begin construction this month of North America’s most advanced natural gas-fired, combined-cycle power plant at the Inland Empire site in Southern California. GE has acquired development rights for the plant from Calpine and will finance and operate the new H System TM power plant. Calpine will manage plant construction and will market the plant’s output and manage its fuel requirements under a long-term arrangement with GE;

•	Started-up 500 megawatts of new capacity to the Pastoria Energy Center, bringing the plant’s total output to 750 megawatts. Pastoria, located in the attractive Southern California power market, is the single-largest capacity addition to occur in the state before peak summer power demand;

•	Completed construction of the Bethpage Energy Center 3, the region’s first modern, natural gas-fired, combined-cycle power plant. Calpine’s new plant provides up to 79.9 megawatts of electricity to Long Island Power Authority customers under a 20-year contract for capacity, energy and other energy-related services; and

•	Received an award from the U.S. Department of Labor’s Occupational Safety and Health Administration’s (OSHA) highest safety recognition for Calpine’s Tiverton, R.I. and Ontelaunee, Pa. power plants under OSHA’s Voluntary Protection Program.
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CALPINE REPORTS SECOND QUARTER 2005 FINANCIAL AND OPERATING RESULTS

August 3, 2005
New Market Opportunities
     During the quarter, Calpine:
•	Announced an agreement to supply up to 485 megawatts of electricity to Entergy from the Carville Energy Center in Louisiana. Carville is part of NewSouth Energy’s marketing network of nearly 6,000 megawatts of modern, gas-fired power plants in the Southeast United States;

•	Expanded and extended its power sales to Safeway Inc. The new agreement calls for the delivery of approximately 130 megawatts, a 20-megawatt increase, and extends the term of the existing contract one additional year through mid-2008. The newly expanded Safeway contract now facilitates energy deliveries to more than 400 Safeway locations throughout California; and

•	Entered into a 20-year power sales agreement in partnership with Mitsui & Co., Ltd., with the Ontario Power Authority to provide energy from a new 1,005-megawatt natural gas-fired power plant to be located in Ontario. As part of its turbine inventory deployment program, Calpine’s equity in the project will be three of the company’s gas turbines and one steam turbine.
     Included in the attached Supplemental Data to this news release is an updated report summarizing Calpine’s total estimated generation capacity and capacity currently under contract through 2009. A full detailed report is available on the company’s website at www.calpine.com.
Conference Call Information
     Calpine will host a conference call to discuss its financial and operating results for the three and six months ended June 30, 2005, on Wednesday, August 3, 2005, at 8:30 a.m. PDT. To participate via the teleconference (in listen-only mode), dial 1-888-603-6685 (1-706-634-1265 for international callers) at least five minutes before the start of the call. In addition, Calpine will simulcast the conference call and presentation live via the Internet. The webcast and presentation will be available for 30 days on Calpine’s investor relations page at www.calpine.com.
About Calpine
     A major power company, Calpine Corporation supplies customers and communities with electricity from clean, efficient, natural gas-fired and geothermal power plants. Calpine owns, leases and operates integrated systems of plants in 21 U.S. states and three Canadian provinces. Its customized products and services include wholesale and retail electricity, natural gas, gas turbine components and services, energy management, and a wide range of power plant engineering, construction and operations services. Calpine was founded in 1984. It is included in the S&P 500 Index and is publicly traded on the New York Stock Exchange under the symbol CPN. For more information, visit http://www.calpine.com.
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CALPINE REPORTS SECOND QUARTER 2005 FINANCIAL AND OPERATING RESULTS

August 3, 2005
     This news release discusses certain matters that may be considered “forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the intent, belief or current expectations of Calpine Corporation (“the company”) and its management. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results. Such risks and uncertainties include, but are not limited to, (i) the timing and extent of deregulation of energy markets and the rules and regulations adopted on a transitional basis with respect thereto, (ii) the timing and extent of changes in commodity prices for energy, particularly natural gas and electricity, and the impact of related derivatives transactions, (iii) unscheduled outages of operating plants, (iv) unseasonable weather patterns that reduce demand for power, (v) economic slowdowns that can adversely affect consumption of power by businesses and consumers, (vi) various development and construction risks that may delay or prevent commercial operations of new plants, such as failure to obtain the necessary permits to operate, failure of third-party contractors to perform their contractual obligations or failure to obtain project financing on acceptable terms, (vii) uncertainties associated with cost estimates, that actual costs may be higher than estimated, (viii) development of lower-cost power plants or of a lower cost means of operating a fleet of power plants by our competitors, (ix) risks associated with marketing and selling power from power plants in the evolving energy market, (x) factors that impact the exploitation of a geothermal resource, (xi) uncertainties associated with estimates of geothermal reserves, (xii) the effects on our business resulting from reduced liquidity in the trading and power generation industry, (xiii) our ability to access the capital markets or other financing sources on attractive terms or at all, (xiv) our ability to successfully implement the various components of our strategic initiative to increase liquidity, reduce debt and reduce operating costs, (xv) uncertainties associated with estimates of sources and uses of cash, that actual sources may be lower and actual uses may be higher than estimated, (xvi) the direct or indirect effects on our business of a lowering of our credit rating (or actions we may take in response to changing credit rating criteria), including increased collateral requirements, refusal by our current or potential counterparties to enter into transactions with us and our inability to obtain credit or capital in desired amounts or on favorable terms, (xvii) present and possible future claims, litigation and enforcement actions, (xviii) effects of the application of regulations, including changes in regulations or the interpretation thereof, and (xvix) other risks identified in the company’s reports and registration statements filed with the SEC, including, but not limited to, the risk factors identified in its Annual Report on Form 10-K for the year ended Dec. 31, 2004, and for the quarter ended March 31, 2005, which can also be found on the company’s website at www.calpine.com. All information set forth in this news release is as of today’s date, and the company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future developments or otherwise.
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CALPINE REPORTS SECOND QUARTER 2005 FINANCIAL AND OPERATING RESULTS

August 3, 2005
CALPINE CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations
For the Three and Six Months Ended June 30, 2005 and 2004
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Revenue:
Electric generation and marketing revenue
Electricity and steam revenue	$1,298,973	$1,239,147	$2,577,252	$2,372,342
Transmission sales revenue	3,144	4,049	6,888	9,724
Sales of purchased power for hedging and optimization	432,846	496,026	780,256	873,849

Total electric generation and marketing revenue	1,734,963	1,739,222	3,364,396	3,255,915
Oil and gas production and marketing revenue
Oil and gas sales	(34)	1,034	27	2,016
Sales of purchased gas for hedging and optimization	456,920	481,971	877,216	834,708

Total oil and gas production and marketing revenue	456,886	483,005	877,243	836,724
Mark-to-market activities, net	2,874	(22,605)	(657)	(10,086)
Other revenue	31,234	15,781	52,420	36,803

Total revenue	2,225,957	2,215,403	4,293,402	4,119,356

Cost of revenue:
Electric generation and marketing expense
Plant operating expense	201,855	204,583	384,104	370,249
Transmission purchase expense	19,807	14,651	40,681	31,078
Royalty expense	8,143	6,951	18,473	12,833
Purchased power expense for hedging and optimization	335,142	444,545	616,337	817,578

Total electric generation and marketing expense	564,947	670,730	1,059,595	1,231,738
Oil and gas operating and marketing expense
Oil and gas operating expense	1,124	2,076	2,925	3,986
Purchased gas expense for hedging and optimization	486,082	453,922	899,341	814,409

Total oil and gas operating and marketing expense	487,206	455,998	902,266	818,395
Fuel expense	913,531	899,291	1,807,839	1,676,077
Depreciation, depletion and amortization expense	127,921	112,505	248,627	216,281
Power plant impairment	106,155	—	106,155	—
Operating lease expense	25,528	26,963	50,305	54,762
Other cost of revenue	32,149	22,609	70,321	48,989

Total cost of revenue	2,257,437	2,188,096	4,245,108	4,046,242

Gross profit	(31,480)	27,307	48,294	73,114
(Income) loss from unconsolidated investments	(3,268)	2,085	(9,260)	972
Equipment cancellation and impairment cost	—	7	(73)	2,367
Long-term service agreement cancellation charge	33,918	—	33,918	—
Project development expense	52,821	4,030	61,541	11,748
Research and development expense	5,126	5,124	12,159	8,939
Sales, general and administrative expense	68,993	54,283	122,627	102,932

Income from operations	(189,070)	(38,222)	(172,618)	(53,844)
Interest expense	333,778	270,576	658,444	516,161
Interest (income)	(16,793)	(9,508)	(30,778)	(21,045)
Minority interest expense	10,172	4,724	20,786	13,159
(Income) from repurchase of various issuances of debt	(129,154)	(2,559)	(150,926)	(3,394)
Other expense (income), net	25,765	(179,533)	20,805	(191,360)

Income (loss) before provision or benefit for income taxes	(412,838)	(121,922)	(690,949)	(367,365)
Provision (benefit) for income taxes	(134,862)	(73,374)	(233,591)	(175,233)

Income (loss) before discontinued operations	(277,976)	(48,548)	(457,358)	(192,132)
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CALPINE REPORTS SECOND QUARTER 2005 FINANCIAL AND OPERATING RESULTS

August 3, 2005

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
(in thousands, except per share amounts)	(Unaudited)

Discontinued operations, net of tax provision of $1,433, $12,770, $15,354 and $41,005	(20,482)	19,850	(9,831)	92,242

Net income (loss)	$(298,458)	$(28,698)	$(467,189)	$(99,890)

Basic and diluted earnings (loss) per common share:
Weighted average shares of common stock outstanding	449,183	417,357	448,391	416,332
Income (loss) before discontinued operations	$(0.62)	$(0.12)	$(1.02)	$(0.46)
Discontinued operations, net of tax	$(0.04)	$0.05	$(0.02)	$0.22

Net income (loss)	$(0.66)	$(0.07)	$(1.04)	$(0.24)

The financial information presented above and in the Supplemental Data is subject to adjustment until the company files its Form 10-Q with the United States Securities and Exchange Commission for the three and six months ended June 30, 2005.
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CALPINE REPORTS SECOND QUARTER 2005 FINANCIAL AND OPERATING RESULTS

August 3, 2005
CALPINE CORPORATION AND SUBSIDIARIES
Supplemental Data
(unaudited)
CASH FLOW DATA

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands)	2005	2004	2005	2004

Cash provided by (used in) operating activities	$(124,667)	$185,223	$(239,259)	$11,993
Cash used in investing activities	(737,787)	(96,020)	(958,635)	(167,391)
Cash provided by financing activities	756,011	180,860	1,124,721	20,769
Effect of exchange rate changes on cash and cash equivalents	(4,811)	(8,836)	(8,897)	(13,146)
Reclassification of change in cash included in Assets of discontinued operations, current portion	(26,608)	53,911	254	10,582

Net increase (decrease) in cash and cash equivalents.	$(137,862)	$315,138	$(81,816)	$(137,193)

RECONCILIATION OF GAAP CASH USED IN OPERATING ACTIVITIES TO
EBITDA, AS ADJUSTED (1)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands)	2005	2004	2005	2004

Cash provided by (used in) operating activities	$(124,667)	$185,223	$(239,259)	$11,993
Less: Changes in operating assets and liabilities, net of effects of acquisitions	(31,570)	(86,518)	51,256	51,227
Less: Additional adjustments to reconcile net income to net cash used in operating activities, net	(142,221)	(127,403)	(279,186)	(163,110)

GAAP net income (loss)	(298,458)	(28,698)	(467,189)	(99,890)
(Income) loss from unconsolidated investments	(3,268)	2,085	(9,260)	972
Distributions from unconsolidated investments	5,416	9,474	10,288	14,614

Subtotal	(296,310)	(17,139)	(466,161)	(84,304)
Interest expense	333,778	270,576	658,444	516,161
1/3 of operating lease expense	8,509	8,988	16,768	18,254
Provision (benefit) for income taxes	(134,862)	(73,374)	(233,591)	(175,233)
Depreciation, depletion and amortization expense (“DD&A”)	145,362	129,726	282,794	255,491
Power plant impairment	106,155	—	106,155	—
Interest expense, provision (benefit) for income taxes, DD&A and income from unconsolidated investments from discontinued operations	52,478	69,769	113,119	151,471

EBITDA, as adjusted	$215,110	$388,546	$477,528	$681,840

RECONCILIATION OF EBITDA, AS ADJUSTED TO EBITDA, AS ADJUSTED
FOR NON-CASH AND OTHER CHARGES (2)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands)	2005	2004	2005	2004

EBITDA, as adjusted	$215,110	$388,546	$477,528	$681,840
Equipment cancellation and impairment cost	46,968	7	46,895	2,367
Foreign currency transaction (gain) loss	3,489	5,152	(1,751)	(4,832)
Unrealized mark-to-market activity (gain) loss	40,569	28,913	31,731	33,858
(Income) from repurchases of various issuances of debt	(129,154)	(2,559)	(150,926)	(3,394)
SFAS No. 123 (stock-based compensation expense)	4,837	5,500	11,973	9,766
Minority interest expense	10,172	4,724	20,786	13,159
(Income) loss on interest rate swap ineffectiveness	808	—	841	—
Unconsolidated investment impairment	18,542	—	18,542	—
Long-term service agreement cancellation charge	33,918	—	33,918	—
Write-off of deferred financing costs (not related to bonds repurchased)	5,887	19,376	5,887	19,376
Other non-cash and other charges	282	(3,487)	737	(1,041)

EBITDA, as adjusted, for non-cash and other charges	$251,428	$446,172	$496,161	$751,099

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CALPINE REPORTS SECOND QUARTER 2005 FINANCIAL AND OPERATING RESULTS

August 3, 2005
SUPPLEMENTARY POWER DATA

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004

Generation (in MWh, in thousands) (3)	20,042	20,066	40,078	38,710

Average electric price realized (per MWh)	$69.69	$64.32	$68.40	$62.74

Average spark spread adjusted for benefits of equity gas production (per MWh)	$22.57	$20.62	$22.61	$19.67
CALPINE CONTRACTUAL PORTFOLIO – AS OF JUNE 30, 2005

	Jul - Dec
	2005	2006	2007	2008	2009
Estimated Generation Capacity (in millions of MWh)
- Baseload	92.3	189.6	200.9	211.5	214.7
- Peaking	13.0	26.0	26.5	27.1	27.0

Total	105.3	215.6	227.4	238.6	241.7

Contractual Generation (in millions of MWh)
- Baseload	52.8	80.5	60.3	58.1	58.8
- Peaking	10.2	18.9	18.7	18.0	15.0

Total	63.0	99.4	79.0	76.1	73.8

% Sold
- Baseload	57%	42%	30%	27%	27%
- Peaking	78%	73%	71%	66%	56%
Total	60%	46%	35%	32%	31%

Contractual Spark Spread (in millions)	$839	$1,490	$1,228	$1,332	$1,355
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CALPINE REPORTS SECOND QUARTER 2005 FINANCIAL AND OPERATING RESULTS

August 3, 2005

	As of	As of
CAPITALIZATION	June 30, 2005	December 31, 2004

Cash and cash equivalents (in billions)	$0.6	$0.7

Total debt (in billions)	$18.7	$18.0

Debt to capitalization ratio	81%	78%

Present value of operating leases (in billions)	$1.2	$1.3

Unconsolidated debt of equity and cost method investments (estimated, in billions)	$0.2	$0.1

($ in thousands):

Short-term debt
Notes payable and borrowings under lines of credit, current portion	$209,184	$204,775
Convertible debentures payable to Calpine Capital Trust III	517,500	—
Preferred interests, current portion	268,819	8,641
Capital lease obligation, current portion	5,918	5,490
CCFC I financing, current portion	3,208	3,208
Construction/project financing, current portion	104,932	93,393
Senior notes and term loans, current portion	1,069,975	718,449

Total short-term debt	2,179,536	1,033,956

Long-term debt
Notes payable and borrowings under lines of credit, net of current portion	673,312	769,490
Convertible debentures payable to Calpine Capital Trust III	—	517,500
Preferred interests, net of current portion	648,246	497,896
Capital lease obligation, net of current portion	281,940	283,429
CCFC I financing, net of current portion	782,423	783,542
CalGen/CCFC II financing	2,396,257	2,395,332
Construction/project financing, net of current portion	2,283,200	1,905,658
Convertible Senior Notes Due 2006	1,311	1,326
Convertible Notes Due 2014	546,122	620,197
Convertible Notes Due 2015	650,000	—
Convertible Senior Notes Due 2023	633,775	633,775
Senior notes, net of current portion	7,584,897	8,532,664

Total long-term debt	16,481,483	16,940,809

Total debt	$18,661,019	$17,974,765

Minority interests	384,401	393,445
Total stockholders’ equity	4,062,974	4,587,673

Total capitalization	$23,108,394	$22,955,883

Debt to capitalization ratio
Total debt	$18,661,019	$17,974,765
Total capitalization	$23,108,394	$22,955,883

Debt to capitalization	81%	78%

(1)	This non-GAAP measure is presented not as a measure of operating results, but rather as a measure of our ability to service debt and to raise additional funds. It should not be construed as an alternative to either (i) income from operations or (ii) cash flows from operating activities. It is defined as net income less income from unconsolidated investments, plus cash received from unconsolidated investments, plus interest expense (including one-third of operating lease expense, which is management’s estimate of the component of operating lease expense that constitutes interest expense), plus provision for tax, plus DD&A. The interest, tax, DD&A and income from unconsolidated investments components of discontinued operations are added back in calculating EBITDA, as adjusted.

(2)	This non-GAAP measure is presented as a further refinement of EBITDA, as adjusted, to reflect the company’s ability to service debt with cash.

(3)	Does not include MWh generated by unconsolidated investments in power projects.
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